EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (the “Agreement”) is made this 5th day of April, 2013 by and between Advanced Technical Asset Holdings, LLC, an Arizona limited liability dba Advanced Technical Holdings (individually and collectively, “ATAH” or the “Holding Entity”) and Echo Automotive, Inc., a publicly traded Nevada corporation, trading under the symbol ECAU, (“Echo”)(individually, each is a “Party” and collectively, the “Parties”).

BACKGROUND

     A. The respective Boards of Directors of Echo and ATAH have determined that an acquisition of ATAH’s outstanding units by Echo through a voluntary exchange with ATAH or its nominee (the “Exchange”), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders and member(s), and such Boards of Directors, have approved such Exchange, pursuant to which units of ATAH issued and outstanding immediately prior to the Effective Time (as defined in Section 1.04) and all securities convertible or exchangeable into units of ATAH (collectively, the “Units”) will be exchanged (including by reservation for future issuances) for ATAH’s right to receive a total of Six Million (6,000,000) shares of common stock of Echo (the “Exchange Shares”)(with Four Million (4,000,000) of the Exchange Shares deliverable as soon as reasonably possible, which in no case shall be later than sixty (60) days after the date written above and the remaining Two Million (2,000,000) deliverable on or before July 31, 2013) with all the Exchange Shares and their delivery subject to the terms and conditions contained herein. The Exchange Shares shall be registered as soon as possible and no later than the expiration of twelve (12) months following the execution of this Agreement.

     B. ATAH owns certain assets and intellectual property pursuant to that certain Bid Asset and Intellectual Property Acquisition Agreement by and between Bright Automotive, Inc., ATAH, (“Bright Agreement”) with such assets and intellectual property described and set forth in Schedule 2.01(e) (collectively, the assets and the intellectual property constitute the “Assets”).

     C. As part of the Exchange, ATAH shall transfer the Assets to Echo in “as is” condition and One Hundred Thousand Dollars (USD$100,000.00) cash (deliverable to Echo at the Closing) along with a Promissory Note from the ATAH Sole Member made payable to Echo in the amount Four Hundred Thousand Dollars (USD$400,000.00), with such Promissory Note in form and substance as set forth in Exhibit C (“Note”). The Parties agree that the fair market value of the Assets and the Note is equal to the value of the Exchange Shares.

     D. ATAH and Echo desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Exchange Agreement, April, 2013

ARTICLE I
THE EXCHANGE

     1.01 Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (“Nevada Statutes”) and the Arizona Revised Statutes (“Arizona Statutes”), at the Closing (as hereinafter defined), the Parties shall do the following:

          (a) ATAH will sell, convey, assign, and transfer the Units to Echo by delivering to Echo a unit certificate issued in the name of Echo evidencing the Units (the “Unit Certificate”). The Units transferred to Echo at the Closing shall constitute 100% of the issued and outstanding equity interests of ATAH and shall include all of the Assets as described herein.

          (b) As consideration for its acquisition of the Units, Echo shall issue the Exchange Shares to ATAH by delivering share certificates to the ATAH Member, or its nominee, registered in the name of ATAH or the ATAH sole member (“ATAH Member”) evidencing the Exchange Shares (the “Exchange Shares Certificate”). Echo shall use its best efforts to register the Exchange Shares in the name of the ATAH Member within ninety (90) days of the date first written above.

     1.02 Effect of the Exchange. The Exchange shall have the effects set forth in the applicable provisions of the Nevada Statutes.

     1.03 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VI and subject to the satisfaction or waiver of the conditions set forth in Article V, the Parties shall use commercially reasonable efforts to effect the closing of the Exchange (the “Closing”) at 10:00 a.m. U.S. Pacific Standard Time on a business day as soon as possible following satisfaction or waiver of the conditions set forth in Article V but in no event longer than thirty (30) days of satisfaction or waiver of such conditions (the “Closing Date”), at the offices of Echo Automotive, 16000 North Scottsdale Road, Suite E, Scottsdale, Arizona, 85016 unless another date, time or place is agreed to in writing by the Parties hereto.

     1.04 Effective Time of Exchange. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, the Parties shall make all filings or recordings required under Nevada Statutes and Arizona Statutes. The Exchange shall become effective at such time as is permissible in accordance with Nevada Statutes and Arizona Statutes (the time the Exchange becomes effective being the “Effective Time”). Echo and ATAH shall use commercially reasonable efforts to have the Closing Date and the Effective Time to be the same day.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

     2.01 Representations and Warranties of ATAH. Except as set forth in the disclosure schedule delivered by ATAH to Echo at the time of execution of this Agreement (the “ATAH Disclosure Schedule”), ATAH represents and warrants to Echo as follows:

          (a) Organization, Standing and Power. ATAH is duly organized, validly existing and in good standing under the laws of the State of Arizona and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required. ATAH has not transacted business in any jurisdiction other than previously acquiring the Assets pursuant to the Bright Agreement; has no subsidiaries or other related entities; has no employees; and has only been party to one material agreement, the Bright Agreement.

Exchange Agreement, April, 2013

          (b) Corporate Authority; Noncontravention. ATAH has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

          (c) Financial Statements of ATAH. As of the Closing (or within ninety (90) days thereof) , Echo has received a copy of the unaudited financial statements for the three (3) months ended March 31, 2012 (collectively, “ATAH Financial Statements”), if applicable or required by a governing regulatory agency.

               (i) Since March 31, 2013 (the “ATAH Balance Sheet Date”), there has been no Material Adverse Change in the Assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of ATAH.

          (d) Absence of Certain Changes or Events. Except as set forth on Schedule 2.01(g), since the ATAH Balance Sheet Date, ATAH has conducted its business only in the Ordinary Course of Business, and there is not and has not been any Material Adverse Change with respect to ATAH.

          (e) Assets - Including the Intellectual Property.

               (i) As used in this Agreement, “Intellectual Property” or “IP” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: trademarks, patents and patent applications, copyrights, confidential and proprietary information, trade secrets , software, and all documentation, including user manuals and other training documentation, related to any of the foregoing.

     Schedule 2.01(e) sets forth a list and description of the Assets used or held for use by ATAH, ATAH shall use its best commercial efforts to transfer the IP to Echo, including, executing any necessary documents and registrations with any entity whatsoever (including, but not limited to licensors) in order to effectuate transfers of all licenses and IP to Echo. The Parties agree that the Assets are being transferred to Echo in “as is” condition.

          (f) Board Recommendation. The Sole Member of ATAH, has determined that the terms of the Exchange are fair to and in the best interests of ATAH’s Member.

          (g) Ownership of Units. ATAH Member owns all of the issued and outstanding Units of ATAH, free and clear of all liens, claims, rights, charges, encumbrances, and Security Interests of whatsoever nature or type.

          (h) Material Agreements.

Exchange Agreement, April, 2013

               (i) Schedule 2.01(h) lists the following contracts and other agreements (“Material Agreements”) to which either ATAH is a party, if any.

          (i) Tax Returns and Tax Payments.

               (i) ATAH has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions), if any.

          (j) Accounts Receivable. ATAH has no accounts receivable.

     2.02 Representations and Warranties of Echo. Except as set forth in the disclosure schedule delivered by Echo to ATAH at the time of execution of this Agreement (the “Echo Disclosure Schedule”), Echo represents and warrants to ATAH and ATAH Member as follows:

          (a) Organization, Standing and Corporate Power. Echo is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Echo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Echo. Shares of common stock of Echo, par value $0.001 (“Echo Common Stock”), are listed on the OTC Bulletin Board under the symbol “ECAU.”

          (b) Subsidiaries. Echo does not own directly or indirectly, any equity or other ownership interest in any ATAH, corporation, partnership, joint venture or otherwise.

          (c) Capital Structure of Echo. As of the date of Closing, the authorized capital stock of Echo consists of 650,000,000 shares of Echo Common Stock, $0.001 par value, of which 75,000,000 shares of Echo Common Stock are issued and outstanding and no shares of Echo Common Stock are issuable upon the exercise of warrants, convertible notes, options or otherwise except as set forth in the Echo SEC Documents (as defined herein). Except as set forth above, no shares of capital stock or other equity securities of Echo are issued, reserved for issuance or outstanding. All shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Effective as of immediately after Closing, Echo will have no more than 75,000,000 shares of Echo Common Stock issued and outstanding after the Exchange Shares are issued, excluding any shares of Echo Common Stock issuable under outstanding warrants and options.

          (d) Corporate Authority; Noncontravention. Echo has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Echo and the consummation by Echo of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Echo. This Agreement has been duly executed and when delivered by Echo shall constitute a valid and binding obligation of Echo, enforceable against Echo in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Echo under, (i) its articles of incorporation, bylaws, or other charter documents of Echo (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Echo, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Echo, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Echo or could not prevent, hinder or materially delay the ability of Echo to consummate the transactions contemplated by this Agreement.

Exchange Agreement, April, 2013

          (e) Government Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Echo in connection with the execution and delivery of this Agreement by Echo, or the consummation by Echo of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Nevada Statutes, the Securities Act or the Exchange Act and except where the failure to obtain such consent, approval, order, authorization, registration, declaration or filing (individually or in the aggregate) would not have a Material Adverse Effect.

          (f) Financial Statements. The financial statements of Echo included in the reports, schedules, forms, statements and other documents filed by Echo with the Securities and Exchange Commission (“SEC”) (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Echo SEC Documents”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Echo as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Echo’s independent accountants). Except as set forth in the Echo SEC Documents or disclosed in writing to ATAH, at the date of the most recent audited financial statements of Echo included in the Echo SEC Documents, Echo has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Echo.

          (g) Absence of Certain Changes or Events. Except as disclosed in the Echo SEC Documents or as set forth on Schedule 2.02(g), since the date of the most recent financial statements included in the Echo SEC Documents, Echo has conducted its business only in the Ordinary Course of Business in light of its current business circumstances, and there is not and has not been any:

Exchange Agreement, April, 2013

               (i) Material Adverse Change with respect to Echo;

               (ii) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 3.01 without prior consent of ATAH;

               (iii) incurrence, assumption or guarantee by Echo of any indebtedness for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices or as disclosed to ATAH in writing;

               (iv) creation or other incurrence by Echo of any lien on any asset other than in the Ordinary Course of Business;

               (v) transaction or commitment made, or any contract or agreement entered into, by Echo relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Echo of any contract or other right, in either case, material to Echo, other than transactions and commitments in the Ordinary Course of Business and those contemplated by this Agreement;

               (vi) labor dispute, other than routine, individual grievances, or, to the knowledge of Echo, any activity or proceeding by a labor union or representative thereof to organize any employees of Echo or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

               (vii) payment, prepayment or discharge of liability other than in the Ordinary Course of Business or any failure to pay any liability when due;

               (viii) write-offs or write-downs of any material assets, or any material amount of assets, of Echo;

               (ix) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Echo; or

               (x) agreement or commitment to do any of the foregoing.

          (h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Echo to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

               (i) Litigation; Labor Matters; Compliance with Laws.

          (i) There is no suit, action or proceeding or investigation pending or, to the knowledge of Echo, overtly threatened in writing against Echo that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Echo or prevent, hinder or materially delay the ability of Echo to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Echo having, or which, insofar as reasonably could be foreseen by Echo, in the future could have, any such effect.

Exchange Agreement, April, 2013

               (ii) Echo is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, overtly threatened in writing, any of which could have a Material Adverse Effect with respect to Echo.

               (iii) The conduct of the business of Echo complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

          (j) Benefit Plans. Echo is not a party to any Benefit Plan under which Echo currently has an obligation to provide benefits to any current or former employee, officer or director of Echo, except as set forth on Schedule 2.02(j) .

          (k) Certain Employee Payments. Echo is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Echo of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

          (l) Material Contract Defaults. Echo is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Echo Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, an “Echo Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which Echo is a party (i) with expected receipts or expenditures in excess of $25,000, (ii) requiring Echo to indemnify any Person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $25,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Echo in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Echo or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

          (m) Properties. Echo has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Echo or acquired after the date thereof which are, individually or in the aggregate, material to Echo’s business (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all material liens, encumbrances, claims, Security Interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Echo are held by them under valid, subsisting and enforceable leases of which Echo is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

Exchange Agreement, April, 2013

          (n) Intellectual Property. Echo owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of Echo’s licenses to use Software programs are current and have been paid for the appropriate number of users. To the knowledge of Echo, none of Echo’s Intellectual Property or Echo License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Echo or its successors. The term “Echo License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which Echo is a party or otherwise bound

          (o) Board Determination. The Board of Directors of Echo has unanimously determined that the terms of the Exchange are fair to and in the best interests of Echo and its shareholders.

          (p) Undisclosed Liabilities. To its knowledge, Echo has no material liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Echo SEC Documents incurred in the Ordinary Course of Business, or such liabilities or obligations which would not likely result in a Material Adverse Effect.

          (q) Full Disclosure. All of the representations and warranties made by Echo in this Agreement, and all statements set forth in the certificates delivered by Echo at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Echo pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to ATAH or its representatives by or on behalf of Echo and the Echo Stockholders in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (r) Accounts Receivable. All of the accounts receivable of Echo that are reflected in the Echo SEC Documents or the accounting records of Echo as of the Closing Date (collectively, the “Echo Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the Ordinary Course of Business and for which adequate reserves have been established. The Echo Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

          (s) Environmental Matters. Echo is in compliance with all Environmental Laws in all material respects. Echo holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a Material Adverse Effect on Echo, and is compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Echo or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Echo. Echo has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any material amount of Hazardous Material to any off-site location which could result in any liability to Echo. Echo has not received any written notice alleging and has no knowledge of any likely liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on Echo. There are no past, pending or threatened claims under Environmental Laws against Echo and Echo is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Echo pursuant to Environmental Laws.

Exchange Agreement, April, 2013

          (t) Tax Returns and Tax Payments.

               (i) Echo has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by Echo has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Echo is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to Echo by a taxing authority in a jurisdiction where Echo does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of Echo did not, as of the date of the most recent financial statements included in the Echo SEC Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the date of the most recent financial statements included in the Echo SEC Documents, Echo has not incurred any liability for Taxes outside the Ordinary Course of Business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of Echo will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Echo.

               (ii) No material claim for unpaid Taxes has been made or become a lien against the property of Echo or is being asserted against Echo, no audit of any Tax Return of Echo is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Echo and is currently in effect. Echo has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (u) SEC Reports. Echo has delivered or made available to ATAH (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all Echo SEC Documents. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Echo SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Securities Laws”) applicable to such Echo SEC Documents and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a Echo SEC Documents filed prior to the date of this Agreement.

Exchange Agreement, April, 2013

     2.03 Representations and Warranties of ATAH Member. ATAH Member severally and not jointly represent and warrant to Echo as follows:

          (a) Ownership of the Units. ATAH Member owns all of the Units, free and clear of all liens, claims, rights, charges, encumbrances, and Security Interests of whatsoever nature or type.

          (b) Power of ATAH Member to Execute Agreement. ATAH Member has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and this Agreement is the legal binding obligation of ATAH Member and is enforceable against ATAH Member in accordance with its terms,

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO EXCHANGE

     3.01 Conduct of ATAH and Echo. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, ATAH and Echo shall not, unless mutually agreed to in writing:

          (a) engage in any transaction, except in the normal and Ordinary Course of Business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets in excess of $10,000, unless such encumbrance will be discharged in full prior to the Effective Time;

          (b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value or in the Ordinary Course of Business, and consistent with past practice;

          (c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;

          (d) except for matters related to complaints by former employees related to wages, suffer or permit any Material Adverse Change to occur with respect to ATAH and Echo or their business or assets; or

          (e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

Exchange Agreement, April, 2013

ARTICLE IV
ADDITIONAL AGREEMENTS

     4.01 Confidentiality. ATAH has executed an Echo Nondisclosure and Confidentiality Agreement.

     4.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement. Echo and ATAH shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Exchange.

     4.03 Public Announcements. The Parties agree that ATAH shall not make or publish any statements whatsoever in regard to this Agreement or the transactions contemplated thereby.

     4.04 No Solicitation. Except as previously agreed to in writing by the other party (including by operating of Section 4.06), prior to providing written notice of the termination of this Agreement, neither ATAH nor Echo shall authorize or permit any of its officers, directors, agents, representatives, or advisors to solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any Person relating to any matter concerning any exchange, merger, consolidation, business combination, recapitalization or similar transaction involving ATAH or Echo, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Exchange or which would or could be expected to dilute the benefits to either ATAH or Echo of the transactions contemplated hereby. ATAH or Echo will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.05 Legal, Accounting, Audit or Other Fees. All reasonable legal, accounting or other fees and expenses related to the Closing shall be paid for by Echo as of the Closing. In addition, Echo shall pay any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act if applicable.

ARTICLE V
CONDITIONS PRECEDENT

     5.01 Conditions to Each Party’s Obligation to Effect the Exchange. The obligation of each Party to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Exchange that makes consummation of the Exchange illegal.

Exchange Agreement, April, 2013

          (b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a Material Adverse Effect on Echo or ATAH shall have been obtained, made or occurred.

          (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by ATAH, Echo or any of its Subsidiaries, or to dispose of or hold separate any material portion of the business or assets of ATAH or Echo.

          (d) Financial Statements. ATAH shall have completed, and Echo shall have received from ATAH, unaudited Financial Statements and proforma Financial Statements or balance sheet, as required to be filed by Echo pursuant to the ’34 Act if applicable.

     5.02 Conditions Precedent to Obligations of Echo. The obligation of Echo to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of ATAH and ATAH Member in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) ATAH and ATAH Member shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Time.

          (b) Consents. Echo shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

          (c) Officer’s Certificate of ATAH. Echo shall have received a certificate executed on behalf of ATAH by an executive officer of ATAH or the ATAH Member confirming that the conditions set forth in Sections 5.02(a) and 5.02(d) have been satisfied.

          (d) No Material Adverse Change. There shall not have occurred any Material Adverse Change with respect to ATAH that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on ATAH.

          (e) ATAH Member Representation Letter. ATAH Member shall have executed and delivered to Echo a shareholder representation letter in substantially the form attached hereto as Exhibit B (“Shareholder Representation Letter”).

          (f) Delivery of the Unit Certificate and Note. ATAH shall have delivered the Unit Certificate and Note to Echo on the Closing Date.

Exchange Agreement, April, 2013

          (g) Secretary’s Certificate of ATAH. Echo shall have received a certificate, dated as of the Closing Date, from ATAH, certifying (i) as to the incumbency and signatures of the officers of ATAH, who shall execute this Agreement and documents at the Closing and (ii) that attached thereto is a true and complete copy of (A) the articles or certificate of organization of ATAH and all amendments thereto, (B) the bylaws and/or operating agreement of ATAH and all amendments thereto, and (C) resolutions of the Board of Directors of ATAH and its members authorizing the execution, delivery and performance of this Agreement by ATAH.

     5.03 Conditions Precedent to Obligation of ATAH and ATAH Member. The obligation of ATAH and the ATAH Member to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of Echo in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) Echo shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

          (b) Consents. ATAH shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

          (c) Officer’s Certificate of Echo. ATAH shall have received a certificate executed on behalf of Echo by an executive officer of Echo, confirming that the conditions set forth in Sections 5.03(a) and 5.03(d) have been satisfied.

          (d) No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of Echo that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Echo.

          (e) Board Resolutions. ATAH shall have received resolutions duly adopted by Echo’s Board of Directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.

          (f) Current Report. If applicable, Echo shall deliver a draft of the Current Report on Form 8-K to be filed with the SEC within four (4) business days of the Closing Date containing information about the Exchange and pro forma financial statements of Echo and ATAH and audited financial statements of ATAH as required by Regulation S-K under the Securities Act.

          (g) Liabilities. Echo shall have no more than $1,000 in actual or contingent liabilities outstanding and no undisclosed liabilities, commitments or other obligations of any kind other than Echo’s obligations to ATAH pursuant to this Agreement and Echo’s obligation to investors pursuant to the Financing.

Exchange Agreement, April, 2013

ARTICLE VI
AMENDMENT AND WAIVER

     6.01 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties upon approval by the party, if such party is an individual, and upon approval of the Boards of Directors of each of the parties that are corporate entities.

     6.02 Extension; Waiver. Subject to Section 6.01(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII
INDEMNIFICATION AND RELATED MATTERS

     7.01 Survival of Representations and Warranties. The representations and warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twelve (12) months after the Effective Time (except for with respect to Taxes which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period).

     7.02 Indemnification

          (a) Echo shall indemnify and hold ATAH Member and ATAH harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “Losses”) to which ATAH Member and ATAH may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by Echo as set forth in this Agreement, it being understood, for clarity, that any matter disclosed on ATAH Disclosure Schedule, shall not be a breach of a representation or warranty.

          (b) ATAH and ATAH Member shall jointly indemnify and hold Echo and Echo’s officers and directors (“Echo’s Representatives”) harmless for, from and against any and all Losses to which Echo or Echo’s Representatives may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by ATAH or ATAH Member as set forth in this Agreement.

          (c) No party shall be liable under this Article for any Losses resulting from or relating to a breach of any representation or warranty in this Agreement if the party seeking indemnification for such Losses had actual knowledge of such breach or could be reasonably expected to have such knowledge after a reasonable investigation, in each case before Closing.

Exchange Agreement, April, 2013

          (d) Each party’s maximum liability shall not exceed the value of consideration received by such party pursuant to the Exchange.

     7.03 Notice of Indemnification. Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article VII, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article VII, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article VII or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article VII to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article VII, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

ARTICLE VIII
GENERAL PROVISIONS

     8.01 Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a party as shall be specified by like notice.) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) if by Personal delivery, upon actual receipt by the party to whom such notice is required to be given.

Exchange Agreement, April, 2013

If to Echo:

16000 North 80th Street, Suite E
Scottsdale, Arizona 85016
Attention: CEO/COO

With a copy to:

16000 North 80th Street, Suite E
Scottsdale, Arizona 85016
Attention: General Counsel

If to ATAH:

Mr. Kevin Easler
19936 North 101st Street_________________________
Scottsdale, Arizona, ___85255________________
Telephone: __480.297.6367____________________

     8.02 Definitions. For purposes of this Agreement:

          (a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b) “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with ATAH or Echo, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole (after giving effect in the case of Echo to the consummation of the Exchange); it being understood that, solely with respect to Echo, any effect or change which could likely result in a delisting from any applicable exchange or trigger, or otherwise result in, any investigation of other proceeding or action by the Securities and Exchange Commission, shall be deemed to be “materially adverse” within the foregoing meaning;

          (c) “Ordinary Course of Business” means the Ordinary Course of Business consistent with past custom and practice (including with respect to quantity and frequency);

Exchange Agreement, April, 2013

          (d) “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (e) “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) that is owned directly or indirectly by such first Person; and

          (f) “Security Interest” means any mortgage, pledge, lien, encumbrance, deed of trust, lease, charge, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or any other Security Interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) statutory liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (iii) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; and (iv) encumbrances, security deposits or reserves required by law or by any Governmental Entity.

     8.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     8.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

     8.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such Personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

Exchange Agreement, April, 2013

     8.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     8.09 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in Person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

     8.10Attorneys Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

     11Currency. All references to currency in this Agreement shall refer to the lawful currency of the United States of America.

[IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Echo:

Echo Automotive, Inc., a Nevada corporation

By:	/s/ William Daniel Kennedy
William Daniel Kennedy
Chief Executive Officer

Exchange Agreement, April, 2013

ATAH:

Advanced Technical Asset Holdings, LLC an
Arizona limited liability

By:	/s/ Kevin Easler
Sole Member
Kevin Easler

ATAH Sole Member:

Kevin Easler

By:	/s/ Kevin Easler

Print Name:	Kevin Easler

Title:	Member

Address:	19936 N, 101st Place
Scottsdale, AZ 95255

Exchange Agreement, April, 2013